                                                                    EXHIBIT 21.1





                          Significant Subsidiaries of
                           WESCO International, Inc.




                            WESCO Distribution, Inc.
                                CDW Realco, Inc.
                         WESCO Receivables Corporation
                            WESCO Equity Corporation
                           WESCO Finance Corporation